Filed Pursuant to Rule 424(b)(5)
Registration No. 333-264648
Registration No. 333-277726

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 16, 2022)

16,666,667 Common Shares

MindMed (Mind Medicine) Inc.

We are offering 16,666,667 common shares, no par value per share, at a public offering price of $6.00 per share.

Our common shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “MNMD” and on Cboe Canada (formerly, the “NEO Exchange”) in Canada under the symbol “MMED.” The last reported sale price of our common shares on Nasdaq on March 6, 2024 was $5.94 per common share and the last reported sale price of our common shares on Cboe Canada on March  6, 2024 was CAD $7.98 per common share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement, page 8 of the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements. See “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company.”

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of the common shares or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$6.00	$100,000,002
Underwriting Discounts and Commissions(1)	$0.36	$6,000,000
Proceeds to Mind Medicine (MindMed) Inc. before expenses	$5.64	$94,000,002

(1)

We have agreed to reimburse the underwriters for certain expenses. See “Underwriting” beginning on page S-28 of this prospectus supplement for additional information regarding underwriter compensation.

Concurrently with the commencement of this offering, we have entered into a securities purchase agreement with two institutional investors, both of which qualify as qualified institutional buyers or institutional accredited investors, to issue and sell an aggregate of 12,500,000 common shares (the “Private Placement Shares”) for aggregate gross proceeds of $75.0 million in a private offering (the “Concurrent Private Placement”) at a price per share of $6.00. Neither this offering nor the Concurrent Private Placement is conditioned upon the completion of the other offering. The Concurrent Private Placement is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy any Private Placement Shares. The Private Placement Shares are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

Delivery of the common shares is expected to be made on or about March 11, 2024.

Joint Bookrunning Managers

Leerink Partners	Cantor

Lead Manager

RBC Capital Markets

Prospectus Supplement dated March 7, 2024

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to registration statements on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in our base prospectus included in the shelf registration statement in one or more offerings up to a total aggregate offering price of $219,814,458, of which this offering is a part.

This prospectus supplement relates to the offering of our common shares. Before buying any of the common shares that we are offering, we urge you to carefully read this prospectus supplement, together with the accompanying prospectus and the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

This prospectus supplement describes the terms of this offering of common shares and also adds to and updates information contained in the documents incorporated by reference into this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus supplement) the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. Neither we, nor any underwriter or dealer has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the common shares offered by this prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statements of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Except as otherwise indicated or unless the context otherwise requires, references to “Corporation,” “Company,” “we,” “us,” “our” or “MindMed,” refer to Mind Medicine (MindMed) Inc. and its consolidated subsidiaries and references to dollars or dollar amounts refer to U.S. dollars or U.S. dollar amounts.

S-ii

This prospectus supplement may contain references to our trademarks and trade names and to trademarks and trade names belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks or trade names to imply a relationship with, or endorsement or sponsorship of us or our business by, any other companies.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, the accompanying prospectus or incorporated by reference herein and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the risks of investing in our common shares discussed under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus supplement, including our financial statements and related notes, and the exhibits to the registration statements of which this prospectus supplement is a part, before making your investment decision.

Overview

MindMed is a clinical stage biopharmaceutical company developing novel product candidates to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments for brain health disorders that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative product candidates, with and without acute perceptual effects, targeting neurotransmitter pathways that play key roles in brain health disorders. This specifically includes pharmaceutically optimized product candidates derived from the psychedelic and empathogen drug classes including MM120 and MM402, our lead product candidates.

Our lead product candidate, MM120, is a proprietary, pharmaceutically optimized form of lysergide D-tartrate that we are developing for the treatment of generalized anxiety disorder (“GAD”). We have also evaluated MM120 in a subperceptual repeat administration dosing regimen for the treatment of attention deficit hyperactivity disorder (“ADHD”). In December 2023, we announced positive topline results from our Phase 2b clinical trial of MM120 for the treatment of GAD. The trial met its primary endpoint, with MM120 demonstrating statistically significant and clinically meaningful dose-dependent improvements on the Hamilton Anxiety rating scale compared to placebo at Week 4. In January 2024, we announced that our Phase 2a trial of MM120 in ADHD did not meet its primary endpoint. In conjunction with the findings from our clinical trial of MM120 in GAD, we believe that these results support the critical role of perceptual effects of MM120 in mediating a clinical response. We intend to work closely with the FDA to finalize our Phase 3 development program for MM120 in GAD. We plan to hold an End-of-Phase 2 meeting with the FDA in the first half of 2024 and expect to initiate Phase 3 clinical trials in the second half of 2024.

Our second lead product candidate, MM402, also referred to as R(-)-MDMA, is our proprietary form of the R-enantiomer of 3,4-methylenedioxymethamphetamine (“MDMA”), which we are developing for the treatment of autism spectrum disorder. MDMA is a synthetic molecule that is often referred to as an empathogen because it is reported to increase feelings of connectedness and compassion. Preclinical studies of R(-)-MDMA demonstrate its acute pro-social and empathogenic effects, while its diminished dopaminergic activity suggest that it has the potential to exhibit less stimulant activity, neurotoxicity, hyperthermia and abuse liability compared to racemic MDMA or the S(+)-enantiomer. In the third quarter of 2022, our collaborator, University Hospital Basel (“UHB”) in Switzerland, began conducting a Phase 1 investigator-initiated trial (“IIT”) of R(-)-MDMA, S(+)-MDMA and R/S-MDMA in healthy volunteers to compare the tolerability, pharmacokinetics and acute subjective, physiological and endocrine effects of the three molecules. We anticipate topline results from UHB’s trial to be presented in the first half of 2024. In addition, we have initiated our first clinical trial of MM402, a single-ascending dose trial in adult healthy volunteers in the fourth quarter of 2023. This Phase 1 clinical trial is intended to characterize the tolerability, pharmacokinetics and pharmacodynamics of MM402.

Additionally, we have evaluated MM110, 18-methoxycoronaridine, a congener of ibogaine, for the treatment of opioid withdrawal. We completed a Phase 1 trial of MM110 in late 2021; however, in the third quarter of 2022, we suspended our MM110 program and determined that any further clinical development of MM110 will be subject to the receipt of additional non-dilutive capital and/or collaborations with third parties.

Beyond our clinical stage product candidates, we are pursuing a number of programs, primarily through external collaborations, through which we seek to expand our drug development pipeline and broaden the potential applications of our lead product candidates. These research and development programs include non-clinical, pre-clinical and human clinical trials and IITs of additional product candidates and research compounds with our collaborators. Our external research programs include a broad multi-year exclusive research partnership with UHB in Switzerland. Under the partnership, we have exclusive worldwide rights to data, compounds and patent rights associated with UHB’s research on lysergide and a number of additional compounds, including data from preclinical studies and clinical trials investigating the effects of lysergide in patient populations and healthy volunteers. We also have an ongoing partnership agreement with MindShift Compounds AG to develop next-generation compounds utilizing the molecular backbone of classical psychedelics and empathogens. In addition, we have in the past and will continue to engage in other relevant research collaborations to support our ongoing development efforts and potential additions to our pipeline. Our research partnerships and IITs facilitate the advancement of our early-stage pipeline and support the potential identification of product candidates for additional company-sponsored drug development programs.

Our drug development program is complemented by digital medicine projects to develop products intended to help facilitate the adoption and scalability of our product candidates, if and when they are approved. Our digital medicine projects and product roadmaps, and strategies, and investments are based on the projected development and commercialization strategies of our product candidates, with timelines and investments for each project contingent on the progression of the related drug program.

Our business is premised on a growing body of research supporting the use of novel psychoactive compounds to treat a myriad of brain health disorders. For all product candidates, we intend to proceed through research and development, and with marketing of the product candidates that may ultimately be approved pursuant to the regulations of the FDA and the legislation in other jurisdictions. This entails, among other things, conducting clinical trials with research scientists, using internal and external clinical drug development teams, producing and supplying drugs according to current Good Manufacturing Practices, and conducting all trials and development in accordance with the regulations of the FDA, and other legislation in other jurisdictions.

Our Product Candidate Pipeline

The following table summarizes the status of our portfolio of product candidates:

Recent Developments

12-week Durability Data from Phase 2b Study of MM120 for GAD

On March 7, 2024, we announced that the FDA has granted breakthrough designation to our MM120 program for the treatment of GAD. We also announced that our Phase 2b trial of MM120 in GAD met its key secondary endpoint, and 12-week topline data demonstrated clinically and statistically significant durability of activity observed through Week 12.

MM120 100µg – the dose with optimal clinical activity observed in the trial – demonstrated a 7.7-point improvement over placebo at Week 12 (-21.9 MM120 vs. -14.2 placebo; p<0.003 Cohen’s d=0.81), with a 65% clinical response rate and a 48% clinical remission rate sustained to Week 12. Clinical Global Impressions -Severity (CGI-S) scores on average improved from 4.8 to 2.2 in the 100 ug dose group, representing a two-category shift from ‘markedly ill’ to ‘borderline ill’ at Week 12 (p<0.004). This clinical activity was rapid, observed as early as trial day 2, and durable with further improvements observed in mean HAM-A or CGI-S scores between Weeks 4 and 12.

In the Phase 2b study, known as MMED008, MM120 was generally well-tolerated with most adverse events rated as mild to moderate, occurring on dosing day, and being consistent with expected acute effects of the study drug. The most common adverse events (at least 10% incidence in the high dose groups) on dosing day included illusion, hallucinations, euphoric mood, anxiety, abnormal thinking, headache, paresthesia, dizziness, tremor, nausea, vomiting, feeling abnormal, mydriasis and hyperhidrosis.

Prior to treatment with MM120, study participants were clinically tapered and then washed out from any anxiolytic or antidepressant treatments and did not receive any form of study-related psychotherapy for the duration of their participation in the study.

Concurrent Private Placement

Concurrently with the commencement of this offering, we have entered into a securities purchase agreement (the “Private Placement Purchase Agreement”) for the sale and issuance in a private offering of an aggregate 12,500,000 common shares to two institutional investors, each of which qualify as qualified institutional buyers or institutional accredited investors for aggregate gross proceeds of $75.0 million. Pursuant to the Private Placement Purchase Agreement, we have agreed to issue and sell our common shares at a price per share of $6.00. Neither this offering nor the Concurrent Private Placement is conditioned upon the completion of the other offering. The Concurrent Private Placement is exempt from registration under the Securities Act. Nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy any Private Placement Shares. The Private Placement Shares are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. No distribution under the Concurrent Private Placement shall occur in Canada or to a person resident in Canada.

We currently intend to use the net proceeds from this offering and the Concurrent Private Placement, together with our existing cash, cash equivalents and marketable securities, for working capital and other general corporate purposes. We cannot assure you that the Concurrent Private Placement will be completed on the terms described herein, or at all.

Risks Associated with our Business

There are a number of risks related to our business, this offering and our common shares that you should consider before you decide to participate in this offering. You should carefully consider all the information presented in the section entitled “Risk Factors” in this prospectus supplement and in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus supplement, as updated by any subsequently filed periodic reports and other documents that are incorporated by reference into this prospectus supplement. Some of the principal risks related to our business include the following:

•

We have a limited operating history, have not initiated or completed any large-scale or pivotal clinical trials, and have no products approved for commercial sale, which may make it difficult for you to evaluate our current business and likelihood of success and viability.

•	We are a clinical-stage pharmaceutical company and have incurred significant net losses since our inception, and we expect to continue to incur significant net losses for the foreseeable future.

•	We have never generated revenue and may never be profitable.

•

We will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs or future commercialization efforts.

•

We are dependent on the successful development of our product candidates. We cannot give any assurance that any of our product candidates will successfully complete clinical trials or receive regulatory approval, which is necessary before a product candidate can be commercialized.

•

Drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes. If preclinical studies or clinical trials of our product candidates are prolonged or delayed, we or our current or future collaborators may be unable to obtain required regulatory approvals, which would mean that we would be unable to commercialize our product candidates on a timely basis or at all, which will adversely affect our business.

•

Our focus is on product candidates that are subject to controlled substance laws and regulations in the territories where the products are being developed and will be marketed, if approved, and failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, may adversely affect the results of our business operations and our financial condition, both during clinical development and post approval, if any. In addition, the FDA and/or other regulatory bodies may require additional data, including with respect to abuse potential of our product candidates, before allowing us to commence a clinical trial or before approving any future marketing application we may submit.

•

Our product candidates are controlled substances, the use of which may generate public controversy. Adverse publicity or public perception regarding controlled substances and psychedelics may negatively influence the success of our product candidates.

•	We may not achieve our publicly announced milestones according to schedule, or at all.

•

The successful commercialization of our product candidates will depend in part on the extent to which governmental authorities and health insurers establish adequate reimbursement levels and pricing policies. Failure to obtain or maintain adequate coverage and reimbursement for our product candidates, if approved, could limit our ability to market those product candidates and decrease our ability to generate revenue.

•	We face competition from other biotechnology and pharmaceutical companies and our financial condition and operations will suffer if we fail to effectively compete.

•

If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed. Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

•

We rely, and expect to continue to rely, on third parties, including independent clinical investigators, academic collaborators and CROs, to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

•

Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategies and impact our share price.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we will remain an emerging growth company until the earliest to occur of: (1) the last day of the first fiscal year in which we have more than $1.235 billion in annual revenue; (2) the date on which we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) following the fifth anniversary of the date of the first sale of our common equity securities under an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including:

•	not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

Company Information

We were incorporated under the laws of the Province of British Columbia. Our wholly owned subsidiary, Mind Medicine, Inc., or MindMed US, was incorporated in Delaware. Prior to February 27, 2020, our operations were conducted through MindMed US. Our office is located at One World Trade Center, Suite 8500, New York, New York 10007, and our telephone number at that location is (212) 220-6633. Our website address is http://mindmed.co. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into this prospectus supplement.

THE OFFERING

Common Shares offered by us	16,666,667 common shares.

Concurrent Private Placement	Concurrently with the commencement of this offering, we have entered into a securities purchase agreement with two institutional investors, to issue and sell an aggregate of 12,500,000 common shares in a private offering at a price per share equal to $6.00 for aggregate gross proceeds of $75.0 million.

Common Shares to be outstanding immediately after this offering and the Concurrent Private Placement	70,267,970 common shares.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $93.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that the net proceeds to us from this offering and the Concurrent Private Placement will be approximately $164.0 million.

We intend to use the net proceeds from this offering and the Concurrent Private Placement, together with our existing cash and cash equivalents for (i) the research and development of our product candidates and (ii) working capital and general corporate purposes. See “Use of Proceeds” on page S-16 of this prospectus supplement.

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement beginning on page S-9 and page 8 of the accompanying prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference, for a discussion of factors to consider carefully before deciding to invest in our common shares.

Nasdaq Global Select Market symbol	Our common shares are listed on Nasdaq under the symbol “MNMD”.

Cboe Canada Listing symbol	Our common shares are listed on Cboe Canada under the symbol “MMED”.

The information discussed above is based on 41,101,303 common shares outstanding on December 31, 2023, and excludes:

•	1,983,728 common shares issuable upon the exercise of stock options outstanding as of December 31, 2023, at a weighted-average exercise price of CAD $25.26 per share;

•	178,006 common shares issuable upon the exercise of stock options outstanding as of December 31, 2023, at a weighted-average exercise price of $3.38 per share;

•	2,294,056 common shares issuable pursuant to restricted stock units outstanding under our performance and restricted share units plan as of December 31, 2023;

•	107,720 common shares issuable upon the exercise of CAD compensation warrants outstanding as of December 31, 2023, at a weighted-average exercise price of CAD $62.16 per share;

•	897,667 common shares issuable upon the exercise of CAD financing warrants outstanding as of December 31, 2023, at a weighted-average exercise price of CAD $81.74 per share;

•	7,031,823 common shares issuable upon the exercise of USD financing warrants outstanding as of December 31, 2023, at an exercise price of $4.25 per share;

•	171,886 common shares issued and sold pursuant to our ATM with Cantor Fitzgerald & Co. and Oppenheimer & Co. Inc. subsequent to December 31, 2023 for aggregate gross proceeds of $0.7 million; and

•	1,709,405 common shares reserved for future issuance under our stock option plan as of December 31, 2023.

Unless otherwise indicated, the information in this prospectus supplement assumes and gives effect to no exercise of the outstanding options, restricted stock units and existing warrants described above.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023, as updated by any subsequently filed periodic reports and other documents that are incorporated by reference into this prospectus supplement, before deciding whether to purchase any of our common shares in this offering. These risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common shares, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Additional Risks Related to This Offering

The price of our common shares is volatile.

The trading price of our common shares is highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. The stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common shares, regardless of our actual operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus supplement, these factors include:

•	the timing and results of preclinical studies and clinical trials of our product candidates, those conducted by third parties or those of our competitors;

•	any adverse development or perceived adverse development with respect to product candidates;

•	any safety concerns related to the use of our product candidates;

•	our ability to obtain sufficient resources for our clinical trials and preclinical studies;

•	the success of competitive products or announcements by potential competitors of their product development efforts;

•	regulatory actions with respect to our products or our competitors’ products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	regulatory or legal developments in the United States, Canada and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	market conditions in the pharmaceutical and biotechnology sector;

•	inability to obtain adequate commercial supply for any approved product or inability to do so at acceptable prices;

•	changes in the structure of healthcare payment systems;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	announcement or expectation of additional financing efforts;

•	sales of our common shares by us, our insiders or our other shareholders;

•	expiration of market stand-off or lock-up agreements;

•	the impact of any natural disasters or public health emergencies, such as the COVID-19 pandemic; and

•	general economic, political, industry and market conditions.

Stock markets in general and our share price in particular have recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies and our company. For example, from January 2, 2023 to December 29, 2023, the closing price of our common shares on the Nasdaq Capital Market ranged from as low as $2.43 to as high as $4.93 and on Cboe Canada ranged from as low as CAD $3.36 to as high as CAD $6.51 and daily trading volume ranged from approximately 95,500 to 5,178,100 shares on the Nasdaq Capital Market and daily trading volume ranged from approximately 1,050 to 176,512 shares on Cboe Canada. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price volatility or trading volume. These broad market fluctuations may adversely affect the trading price of our common shares. In particular, a large proportion of our common shares have been and may continue to be traded by short sellers which has put and may continue to put pressure on the supply and demand for our common shares, further influencing volatility in their market price. Additionally, these and other external factors have caused and may continue to cause the market price and demand for our common shares to fluctuate, which may limit or prevent investors from readily selling their common shares and may otherwise negatively affect the liquidity of our common shares.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our common shares.

Information that is published by third parties, including blogs, articles, message boards and social and other media, has in the past and may in the future include statements not attributable to us and may not be reliable or accurate.

We have received, and may continue to receive, media coverage that is published or otherwise disseminated by third parties, including blogs, articles, message boards and social and other media. This includes coverage that is not attributable to statements made by our directors, officers or employees. For example, we are aware of disputes amongst individuals and entities formerly involved with our company, including a lawsuit brought against Stephen Hurst, a former executive and director of the Company, and others. Though we are not party to this litigation, there can be no assurance that our business, reputation, share price or operations will not be negatively impacted by such disputes or any negative publicity surrounding such disputes. You should read carefully, evaluate and rely only on the information contained in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus filed with the SEC in determining whether to purchase our common shares. Information provided by third parties may not be reliable or accurate and could materially impact the trading price of our common shares, which could cause losses to your investments.

Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategies and impact our share price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our common shares or other securities or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. For example, a group of our shareholders nominated four director candidates for election to our six-member Board at our 2023 annual general meeting of shareholders, and waged an unsuccessful proxy contest in support of their candidates and in opposition to four of our Board’s director nominees. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our Board’s attention and resources from our business. Further, a future proxy contest, unsolicited takeover proposal, or other shareholder activism relating to the election of directors or other matters would most likely result in significant legal fees and proxy solicitation expenses and require significant time and attention. Even if not formally launched, the potential of a proxy contest, unsolicited takeover proposal, or other shareholder activism could interfere with our ability to execute on our strategic plan, give rise to perceived uncertainties as to our future direction, result in the loss of potential business opportunities or make it more difficult to attract and retain qualified personnel, any of which could materially and adversely affect our business and operating results. Further, our share price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

We have broad discretion over the use of our cash, cash equivalents and marketable securities, including the net proceeds we receive in this offering, and may not use them effectively.

Our management has broad discretion to use our cash and cash equivalents, including the net proceeds we receive in this offering, to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our common shares. The failure by our management to apply these funds effectively could result in financial losses that could have an adverse effect on our business, cause the price of our common shares to decline and delay the development of our product candidates. Pending their use, we may invest our cash, cash equivalents and marketable securities in a manner that does not produce income or that loses value. See “Use of Proceeds.”

If you purchase common shares in this offering, you may suffer immediate dilution of your investment.

The offering price per common share in this offering is higher than the net tangible book value per common share outstanding prior to this offering and the Concurrent Private Placement. Therefore, if you purchase our common shares in this offering, you will pay a price per common share that substantially exceeds our net tangible book value per common share after this offering and the Concurrent Private Placement. Based on the public offering price of $6.00 per common share in this offering and the price per share of $6.00 in the Concurrent Private Placement, our as adjusted net tangible book value as of December 31, 2023 would have been $221.7 million, or $3.16 per common share, representing an immediate increase in the net tangible book value per common share of $1.76 to existing shareholders and an immediate dilution of $2.84 in net tangible book value per common share to investors purchasing common shares in this offering, representing the difference between our as adjusted net tangible book value per common share after giving effect to this offering and the public offering price. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Moreover, in connection with the Concurrent Private Placement, we entered into a registration rights agreement (the “Private Placement Registration Rights Agreement”) with purchasers of the Private Placement Shares, providing for the registration for resale of the Private Placement Shares pursuant to a registration statement (the “Private Placement Registration Statement”) to be filed with the SEC on or prior to April 6, 2024. We have agreed to use commercially reasonable efforts to cause the Private Placement Registration Statement to be declared effective as soon as reasonably practicable, but in no event later than 120 days after the closing of the Concurrent Private Placement, and to keep the Private Placement Registration Statement continuously effective from the date on which the SEC declares the Private Placement Registration Statement to be effective until such date that all Registrable Securities (as such term is defined in the Private Placement Registration Rights Agreement) covered by the Private Placement Registration Statement have been sold pursuant to a registration statement under the Securities Act or under Rule 144 as promulgated by the SEC under the Securities Act, or otherwise shall have ceased to be Registrable Securities. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our common shares could decline.

Investors in this offering may experience future dilution.

In order to raise additional capital, we may in the future offer additional common shares or other securities convertible into, or exchangeable for, our common shares at prices that may not be the same as the price per share in this offering. We cannot assure you that we will be able to sell our common shares or other related securities in any other offering at a price per common share that is equal to or greater than the price per common share paid by investors in this offering. If the price per share at which we sell additional common shares or related securities in future transactions is less than the price per common share in this offering, investors who purchase our common shares in this offering will suffer dilution in their investment.

In addition, we have a significant number of stock options, restricted stock units and existing warrants exercisable for our common shares outstanding. To the extent that outstanding stock options, restricted stock units, existing warrants have been or may be exercised, investors purchasing our common shares in this offering may experience further dilution in the future. Furthermore, a significant portion of our total outstanding shares are eligible to be sold into the market, which could cause the market price of our common shares to drop significantly, even if our business is doing well.

We do not know whether an active, liquid and orderly trading market will continue for our common shares or what the market price of our common shares will be and as a result it may be difficult for you to sell your common shares.

Our common shares commenced trading in Canada on Cboe Canada in March 2020 and on the Nasdaq Capital Market in April 2021, but we can provide no assurance that we will be able to sustain an active trading market for our shares. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Furthermore, an inactive market may also impair our ability to raise capital by selling our common shares and may impair our ability to enter into strategic collaborations or acquire companies, technologies or other assets by using our common shares as consideration.

We may experience delays and difficulties with the closing of the Concurrent Private Placement and no assurance can be given that closing will take place on the timeline currently anticipated.

The failure to close the Concurrent Private Placement could adversely impact our future liquidity and our financial condition. The closing of the Concurrent Private Placement is subject to closing conditions and is expected to close substantially concurrently with the closing of this offering. We may experience delays and difficulties with the closing of the Concurrent Private Placement, and no assurance can be given that closing will take place on the timeline currently anticipated. Some of the conditions to closing are outside of our control and it is possible that not all of the closing conditions to the Concurrent Private Placement will be satisfied or that we will not receive the entire amount of expected proceeds on the timeline currently anticipated. The failure to close either the Concurrent Private Placement or this offering could adversely impact our future liquidity and our financial condition.

Risks Related to the Discovery, Development and Commercialization of our Product Candidates

The Breakthrough Therapy designation granted by the FDA for MM120 in GAD, and any potential future designations, if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that MM120 or our other product candidates will receive marketing approval.

We received Breakthrough Therapy designation for MM120 in GAD on March 4, 2024, and may seek this designation for other indications or product candidates. Breakthrough Therapy designation is intended to expedite the review of drugs for serious or life-threatening conditions and requires preliminary clinical evidence that indicates that the drug may have substantial improvement on at least one clinically significant endpoint over available therapy. Sponsors of product candidates that have been designated as Breakthrough Therapies are eligible to receive more intensive FDA guidance on developing an efficient drug development program, an organizational commitment involving senior managers, and eligibility for rolling review and priority review. Drugs designated as Breakthrough Therapies by the FDA may also be eligible for other expedited approval programs, including accelerated approval.

Designation as a Breakthrough Therapy is within the discretion of the FDA. Even if we believe one of our product candidates meets the criteria for designation as a Breakthrough Therapy, the FDA may disagree. In any event, the receipt of a Breakthrough Therapy designation for a product candidate, including for MM120, may not result in a faster development process, review or approval compared to product candidates that have not received Breakthrough Designation, and does not assure ultimate approval by the FDA. In addition, even if a product candidate qualifies as a Breakthrough Therapy, the FDA may later decide that it no longer meets the conditions for qualification and rescind such designation. There can be no assurance that we will maintain Breakthrough Therapy designation for MM120 in GAD or receive Breakthrough Therapy designation that we may seek in the future for any other indications or product candidates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents that we incorporate by reference herein and therein, contain, and any free writing prospectus that we authorize for use may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus supplement, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•

the timing, progress and results of our investigational programs for MM120, a proprietary, pharmaceutically optimized form of lysergide D-tartrate, MM402, also referred to as R(-)-MDMA (together, our “lead product candidates”) and any other product candidates (together with our lead product candidates, our “product candidates”), including statements regarding the timing of initiation and completion of trials or studies and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•	our reliance on the success of our investigational MM120 product candidate;

•	the timing, scope or likelihood of regulatory filings and approvals and our ability to obtain and maintain regulatory approvals for product candidates for any indication;

•	our expectations regarding the size of the eligible patient populations for our lead product candidates;

•	our ability to identify third-party treatment sites to conduct our trials and our ability to identify and train appropriate qualified healthcare practitioners (“HCPs”) to administer our treatments;

•	our ability to implement our business model and our strategic plans for our product candidates;

•	our ability to identify new indications for our lead product candidates beyond our current primary focuses;

•	our ability to identify, develop or acquire digital technologies to enhance our administration of our product candidates, if they should become approved and commercialized;

•	our ability to achieve profitability and then sustain such profitability;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	the pricing, coverage and reimbursement of our lead product candidates, if approved and commercialized;

•	the rate and degree of market acceptance and clinical utility of our lead product candidates, in particular, and controlled substances, in general;

•	future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;

•	our ability to establish or maintain collaborations or strategic relationships or to obtain additional funding;

•	our expectations regarding potential benefits of our lead product candidates;

•

our ability to maintain effective patent rights and other intellectual property protection for our product candidates, and to prevent competitors from using technologies we consider important in our successful development and commercialization of our product candidates;

•	infringement or alleged infringement on the intellectual property rights of third parties;

•	legislative and regulatory developments in the United States, including individual states, Canada, the United Kingdom, and other jurisdictions;

•	the effectiveness of our internal control over financial reporting;

•	actions of activist shareholders against us have been and could be disruptive and costly and may result in litigation and have an adverse effect on our business and stock price;

•

the impact of adverse global economic conditions, including public health crises (such as the COVID-19 pandemic), geopolitical conflicts, fluctuations in interest rates, supply-chain disruptions and inflation, on our financial condition and operations;

•

our Loan and Security Agreement with K2 HealthVentures LLC, as administrative agent and Canadian collateral agent for the lenders thereunder (K2HV, and any other lender from time to time, the “Lenders”), and Ankura Trust Company, LLC, as collateral trustee for the Lenders, contains certain covenants that could adversely affect our operations and, if an event of default were to occur, we could be forced to repay any outstanding indebtedness sooner than planned and possibly at a time when we do not have sufficient capital to meet this obligation;

•	our expectations regarding our revenue, expenses and other operating results;

•	the costs and success of our marketing efforts, and our ability to promote our brand;

•	our reliance on key personnel and our ability to identify, recruit and retain skilled personnel;

•	our ability to effectively manage our growth; and

•	our ability to compete effectively with existing competitors and new market entrants.

These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors that are in some cases beyond our control. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K, as well as any subsequent filings with the SEC incorporated by reference into this prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus supplement, together with the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. We do not assume any obligation to update any forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement or the applicable document incorporated by reference herein, as the case may be, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the issuance and sale of our common shares in this offering will be approximately $93.8 million, based on the public offering price of $6.00 per common share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that the net proceeds to us from this offering and the Concurrent Private Placement will be approximately $164.0 million.

We intend to use the net proceeds from this offering and the Concurrent Private Placement, together with our existing cash and cash equivalents, for (i) the research and development of our product candidates and (ii) working capital and general corporate purposes. We may also use a portion of the net proceeds to invest in or acquire additional businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any future acquisitions as of the date of this prospectus supplement.

Our expected use of the net proceeds from this offering and the Concurrent Private Placement represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our product candidate development, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs.

As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending these uses, we expect to invest the net proceeds in investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our common shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our Board and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board may deem relevant.

DILUTION

If you invest in our common shares in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per common share you will pay in this offering and the as adjusted net tangible book value per common share after this offering.

Our historical net tangible book value as of December 31, 2023 was $57.7 million, or $1.40 per common share. Historical net tangible book value per common share represents the amount of our total tangible assets less total liabilities, divided by the number of our common shares outstanding on December 31, 2023.

After giving effect to our issuance and sale of 16,666,667 common shares in this offering at a public offering price of $6.00 per common share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and after giving effect to the sale of an aggregate 12,500,000 common shares at a price per share of $6.00 in the Concurrent Private Placement, and after deducting advisor fees and other estimated offering fees and expenses, our as adjusted net tangible book value as of December 31, 2023 would have been $221.7 million, or $3.16 per common share. This represents an immediate increase in as adjusted net tangible book value per common share of $1.76 to existing shareholders and immediate dilution of $2.84 in the as adjusted net tangible book value per common share to new investors purchasing common shares in this offering. Dilution per common share to new investors is determined by subtracting as adjusted net tangible book value per common share after this offering and the Concurrent Private Placement from the public offering price per common share paid by new investors. The following table illustrates this per common share dilution to the new investors purchasing common shares in this offering:

Public offering price per common share		$6.00
Net tangible book value per common share as of December 31, 2023	$1.40
Increase per common share attributable to sale of common shares in this offering and the Concurrent Private Placement	1.76

As adjusted net tangible book value per common share after this offering and the Concurrent Private Placement		3.16

Dilution per common share to new investors in this offering		$2.84

The information discussed above is based on 41,101,303 common shares outstanding on December 31, 2023, and excludes:

•	1,983,728 common shares issuable upon the exercise of stock options outstanding as of December 31, 2023, at a weighted-average exercise price of CAD $25.26 per share;

•	178,006 common shares issuable upon the exercise of stock options outstanding as of December 31, 2023, at a weighted-average exercise price of $3.38 per share;

•	2,294,056 common shares issuable pursuant to restricted stock units outstanding under our performance and restricted share units plan as of December 31, 2023;

•	107,720 common shares issuable upon the exercise of CAD compensation warrants outstanding as of December 31, 2023, at a weighted-average exercise price of CAD $62.16 per share;

•	897,667 common shares issuable upon the exercise of CAD financing warrants outstanding as of December 31, 2023, at a weighted-average exercise price of CAD $81.74 per share;

•	7,031,823 common shares issuable upon the exercise of USD financing warrants outstanding as of December 31, 2023, at an exercise price of $4.25 per share;

•

171,886 common shares issued and sold pursuant to our at-the-market equity offering program with Cantor Fitzgerald & Co. and Oppenheimer & Co. Inc. subsequent to December 31, 2023 for aggregate gross proceeds of $0.7 million; and

•	1,709,405 common shares reserved for future issuance under our stock option plan as of December 31, 2023.

Unless otherwise indicated, the information in this prospectus supplement assumes and gives effect to no exercise of the outstanding options, restricted stock units and existing warrants described above.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to a purchaser who acquires as beneficial owner common shares pursuant to this offering, and who, for purposes of the Tax Act and at all relevant times, (i) is not, and is not deemed to be, resident in Canada, (ii) holds the common shares as capital property, (iii) deals at arm’s length with, and is not affiliated with, the Company, (iv) does not use or hold and will not be deemed to use or hold, the common shares in a business carried on in Canada, and (v) has not entered into a “derivative forward agreement” with respect to the common shares (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an “authorized foreign bank” within the meaning of the Tax Act or an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), the Canada-United States Tax Convention (1980) (the “Treaty”), and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”), published in writing by it prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative policies or assessing practices, whether by legislative, governmental or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective purchaser or holder of the common shares, and no representations with respect to the income tax consequences to any prospective purchaser or holder are made. Consequently, prospective purchasers or holders of the common shares should consult their own tax advisors having regard to their particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amounts subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in the Canadian-U.S. dollar exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Resident Holder by the Company are subject to Canadian withholding tax under the Tax Act at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention. For example, under the Treaty, the rate of withholding tax on dividends paid or credited or deemed to be paid or credited to a beneficially entitled Non-Resident Holder who is resident in the United States for purposes of the Treaty and who is fully entitled to the benefits of the Treaty is generally reduced to 15% of the gross amount of the dividend. Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty.

Dispositions

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a common share, unless the common shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Provided the common shares are listed on a “designated stock exchange,” as defined in the Tax Act (which currently includes Cboe Canada and Nasdaq), at the time of disposition, the common shares will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) one or any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of issued shares of any class or series of the capital stock of the Company; and (ii) more than 50% of the fair market value of the shares of the Company was derived directly or indirectly from one or any combination of: (a) real or immovable property situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act) and (d) options in respect of, or interests in or for civil law rights in, property in any of the foregoing, whether or not such properties exist. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the common shares could be deemed to be taxable Canadian property. Non-Resident Holders whose common shares may constitute taxable Canadian property should consult their own tax advisors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

For the purposes of this section entitled “Certain U.S. Federal Income Tax Considerations,” references to “the Shares” refer to the common shares issued pursuant to this prospectus supplement.

The following is a general discussion of certain of the material U.S. federal income tax considerations of the purchase, ownership and disposition of the Shares. All prospective holders of the Shares should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of the Shares.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Shares. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling or opinion from counsel with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of the Shares.

This discussion applies to a holder that acquires the Shares pursuant to this offering and holds the Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as:

•	holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•

tax-exempt organizations, tax-qualified retirement plans, governmental organizations, banks, thrifts, mutual funds, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies;

•	regulated investment companies or real estate investment trusts;

•	persons that have a “functional currency” other than the U.S. dollar;

•

holders holding our Shares as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our Shares under the constructive sale provisions of the Code, holders subject to special tax accounting rules under Section 451(b) of the Code, controlled foreign corporations, passive foreign investment companies; and

•	certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as “S corporations,” partnerships, disregarded entities or other pass-through entities for U.S. federal income tax purposes) or persons that hold the Shares through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our Shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the Shares.

Tax Classification of the Company as a U.S. Domestic Corporation

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, the Company, which is incorporated under the laws of Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. However, Section 7874 of the Code provides an exception to this general rule, under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

The Company believes and has taken the position that it is treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code as a result of the February 27, 2020 reverse takeover transaction between Broadway Gold Mining Ltd., Madison Metals Inc., Broadway Delaware Subco Inc. and Mind Medicine, Inc. A number of significant and complicated U.S. federal income tax consequences may result from such classification, and this summary does not attempt to describe all such U.S. federal income tax consequences. It is anticipated that such U.S. tax treatment will continue indefinitely and that our Shares will be treated indefinitely as Shares of a U.S. domestic corporation for U.S. federal income tax purposes, notwithstanding future transfers of the Shares.

Tax Considerations Applicable to U.S. Holders

Definition of U.S. Holder

In general, a “U.S. holder” means a beneficial owner of our Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a U.S. domestic corporation;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Distributions on the Shares

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying any future distributions. However, if we do make distributions on the Shares, such distributions will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be includible in income by a U.S. holder as ordinary income when received. A U.S. holder must include any Canadian tax withheld from the dividend payment in the gross amount of the dividend even though the holder does not in fact receive it. However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. In addition, corporate U.S. holders may be entitled to claim the dividends-received deduction with respect to dividends paid on the Shares. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to such U.S. holder’s adjusted tax basis in the Shares, as applicable. Any remaining excess will be treated as capital gain from the sale or exchange of such Shares, subject to the tax treatment described below in “—Sale or Other Taxable Disposition of the Shares.”

Dividends on the Shares will not constitute foreign source income for U.S. foreign tax credit limitation purposes because the Company, even though organized as a Canadian corporation, will be treated as a U.S. corporation for U.S. federal income tax purposes, as described above under “Tax Classification of the Company as a U.S. Domestic Corporation.” Therefore, a U.S. holder may not be able to claim a U.S. foreign tax credit for any Canadian tax unless the U.S. holder has sufficient other foreign source income of the same category. However, a U.S. holder may be able to take a deduction for the Canadian tax, provided that the U.S. holder has not elected to credit other foreign taxes during the same taxable year.

Sale or Other Taxable Disposition of the Shares

Upon the sale, exchange or other taxable disposition of the Shares, a U.S. holder will generally recognize capital gain or loss equal to the difference between (a) the sum of the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and (b) such U.S. holder’s adjusted tax basis in the Shares. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Shares is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

To the extent a sale or other taxable disposition of our Shares by a U.S. holder results in Canadian tax payable by the U.S. holder, such U.S. holder may not be able to claim a U.S. foreign tax credit for any Canadian tax unless the U.S. holder has sufficient other foreign source income of the same category, as discussed above under “—Distributions on the Shares.” A U.S. holder may be able to take a deduction for the Canadian tax, provided that the U.S. holder has not elected to credit other foreign taxes during the same taxable year.

Foreign Currency

The amount of any distribution paid to a U.S. holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, exchange or other taxable disposition of the Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning and disposing of foreign currency.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our Shares (including constructive dividends) or receives proceeds from the sale or other taxable disposition of our Shares. Certain U.S. holders are exempt from backup withholding, including C corporations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number (generally on IRS Form W-9), which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Shares that is neither a U.S. holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Distributions on the Shares

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying any future distributions. However, if we make distributions on the Shares such distributions will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s adjusted tax basis in the Shares, as applicable. Any remaining excess will be treated as capital gain from the sale or exchange of such Shares, subject to the tax treatment described below in “—Sale or Other Taxable Disposition of the Shares.”

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of the dividend (which may include any Canadian tax withheld from the dividend payment for purposes of calculating such gross amount even though the holder does not in fact receive it) or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence for purposes of such treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same U.S. federal income tax rates applicable to U.S. persons. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence for purposes of such treaty.

To claim a reduction or exemption from withholding, a non-U.S. holder generally will be required to provide (a) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence, or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions will also be subject to the discussion below under the headings “—Backup Withholding and Information Reporting” and “—Foreign Accounts.”

Sale or Other Taxable Disposition of the Shares

Subject to the discussion below under the headings “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such non-U.S. holder’s sale, exchange or other taxable disposition of our Shares unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “—Distributions on the Shares” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

•

we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” in which case such non-U.S. holder generally will be taxed on its net gain derived from the disposition as effectively connected income taxable at the U.S. federal income tax rates applicable to U.S. persons, subject to the exceptions provided below; however, the branch profits tax described above will not apply to such gain of a non-U.S. holder that is a foreign corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or become a U.S. real property holding corporation, provided that our common shares are regularly traded, as defined by applicable U.S. Treasury Regulations, on an established securities market, the Shares will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common shares, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held the Shares. There can be no assurance that our common shares will continue to qualify as regularly traded on an established securities market.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our Shares paid to such non-U.S. holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to any dividends on our Shares. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our Shares if it certifies its non-U.S. status by providing a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) or IRS Form W-8ECI, or otherwise establishes an exemption; provided we do not have actual knowledge or reason to know such non-U.S. holder is a U.S. person, as defined in the Code. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “—Distributions on the Shares” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of the Shares by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is established under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

The Code generally imposes a U.S. federal withholding tax of 30% on dividends and, subject to the discussion below regarding proposed regulations issued by the U.S. Treasury Department, the gross proceeds of a disposition of our Shares paid to:

•

a “foreign financial institution” (as defined in the Code), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding accounts held by certain “specific United States persons” or “United States owned foreign entities” (each as defined in the Code), or otherwise qualifies for an exemption from these rules; and

•

a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any “substantial United States owners” (as defined in the Code), provides information regarding each substantial United States owners of the entity, or otherwise qualifies for an exemption from these rules.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

The withholding provisions described above currently apply to dividends paid on our Shares. The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Shares. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common shares.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Leerink Partners LLC and Cantor Fitzgerald & Co. are acting as representatives of each of the underwriters named below and as joint bookrunning managers for this offering. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below.

Underwriter	Number of Shares
Leerink Partners LLC	10,000,000
Cantor Fitzgerald & Co.	5,000,000
RBC Capital Markets, LLC	1,666,667

Total	16,666,667

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of the shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers and to reject orders in whole or in part.

Discounts and Commissions

The representatives have advised us that the underwriters propose initially to offer the shares at the initial offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.216 per share. After the initial offering of the shares, the offering price, concession or any other term of this offering may be changed by the representatives.

The following table shows the initial offering price, underwriting discounts and commissions and proceeds, before expenses, to us.

	Per Share	Total
Initial offering price	$6.00	$100,000,002
Underwriting discounts and commissions	$0.36	$6,000,000
Proceeds, before expenses, to us	$5.64	$94,000,002

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $0.2 million. We also have agreed to reimburse the underwriters for up to $20,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

No Sales of Similar Securities

We and our executive officers and directors have agreed not to sell or transfer any common shares or securities convertible into or exchangeable or exercisable for common shares, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Leerink Partners LLC on behalf of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares;

•	increase a put equivalent position or liquidate or decrease a call equivalent position with respect to any common shares;

•	otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of any common shares;

•

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common shares, whether any such swap or transaction described in any of the foregoing is to be settled by delivery of common shares or such other securities, in cash or otherwise; or

•	file or participate in filing a registration statement related to the common shares.

The lock-up provisions apply to common shares and to securities convertible into or exchangeable or exercisable for common shares. They also apply to common shares owned now or acquired later by the person executing the lock-up agreement or for which the person executing the lock-up agreement later acquires the power of disposition.

Nasdaq Global Select Market Listing

Our common shares are listed on the Nasdaq Global Select Market under the symbol “MNMD” and on Cboe Canada under the symbol “MMED”.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions permit bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common shares while the offering is in progress. Syndicate covering transactions involve purchases of common shares in the open market after the distribution has been completed in order to cover syndicate short positions. If the underwriters sell more shares in excess of the number of shares the underwriters are obligated to purchase and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

The underwriters for this offering are serving as placement agents for the Concurrent Private Placement and will receive a placement fee that is a percentage of the total purchase price of the Private Placement Shares equal to the percentage underwriting discount the underwriters will receive on shares sold in this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that shares may be offered to the public in that Relevant State at any time:

A.	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

B.

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

A.	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

B.

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FMSA”),

provided that no such offer of the shares shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Canada

The shares offered by this prospectus supplement have not been qualified by prospectus supplement for distribution in Canada, and may not be, directly or indirectly, offered or sold in Canada or to any residents of Canada.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus supplement, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This document has not been registered as a prospectus supplement with the Monetary Authority of Singapore. Accordingly, the shares have not been offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

b)	where no consideration is or will be given for the transfer;

c)	where the transfer is by operation of law;

d)	as specified in Section 276(7) of the SFA; or

e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations of 2005 of Singapore (Regulation 32).

Singapore SFA product classification. In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Hogan Lovells US LLP is representing us in connection with this offering. Certain legal matters in connection with the offering will be passed upon for us by Osler, Hoskin & Harcourt LLP, our Canadian counsel. Covington & Burling LLP, New York, New York, is representing the underwriters in this offering with respect to U.S. law and Blake, Cassels & Graydon LLP is representing the underwriters in this offering with respect to Canadian law.

EXPERTS

The consolidated financial statements of Mind Medicine (MindMed) Inc. as of December 31, 2023 and 2022, and for each of the years in the two year period ended December 31, 2023, have been incorporated by reference herein and in the registration statements of which this prospectus supplement is a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of the registration statements we filed with the SEC. This prospectus supplement does not contain all of the information set forth in the registration statements and the exhibits to the registration statements. For further information with respect to us and the common shares we are offering under this prospectus supplement, we refer you to the registration statements and the exhibits and schedules filed as a part of the registration statements. You should rely only on information contained in this prospectus supplement or incorporated by reference into this prospectus supplement. We have not authorized any person to provide you with different information. We are not making an offer of the common shares in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front page of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the common shares offered by this prospectus supplement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

We maintain a website at http://mindmed.co. Information contained in or accessible through our website does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statements of which this prospectus supplement is a part the information and documents listed below that we have filed with the SEC (Commission File No. 001-40360):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024, or the 2023 Form 10-K;

•	our Current Report on Form 8-K filed with the SEC on March 7, 2024, to the extent the information in such report is filed and not furnished; and

•

the description of our share capital set forth in our registration statement on Form 8-A, filed with the SEC on April  22, 2021, or reports filed for the purposes of updating this description, including Exhibit 4.1 of the 2023 Form 10-K.We also incorporate by reference any future filings (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus supplement is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common shares made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus supplement but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Mind Medicine (MindMed) Inc., Attention: Corporate Secretary, One World Trade Center, Suite 8500, New York, New York 10007. Our phone number is (212) 220-6633. You may also view the documents that we file with the SEC and incorporate by reference in this prospectus supplement on our corporate website at http://mindmed.co. The information on our website is not incorporated by reference and is not a part of this prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company existing under the Business Corporation Act (British Columbia). Some of our directors, officers, and the experts named in this prospectus supplement, reside outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of common shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of common shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the U.S. federal securities laws. There is substantial doubt whether an action could be brought in British Columbia in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

PROSPECTUS

$200,000,000

Subordinate Voting Shares

Warrants

From time to time, we may offer and sell up to $200,000,000 of any combination of the securities described in this prospectus, either individually or in combination. We may also offer Subordinate Voting Shares upon the exercise of warrants.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

We may sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our Subordinate Voting Shares are listed on the NEO Exchange Inc., or NEO, under the symbol “MMED” and on The Nasdaq Capital Market, or Nasdaq, under the symbol “MNMD”. On May 2, 2022, the last reported sale price of our Subordinate Voting Shares on NEO was CAD 1.08 per Subordinate Voting Share and on Nasdaq was $0.84 per Subordinate Voting Share. The 2022 Annual General and Special Meeting of Shareholders, or the 2022 Annual Meeting, will be held on Wednesday, June 1, 2022. During our 2022 Annual Meeting, our shareholders will be voting to approve an alteration to our share structure to among other things re-designate the class of Subordinate Voting Shares as Common Shares. If approved, our Subordinate Voting Shares registered under this prospectus, and any supplement to this prospectus, will be re-designated as Common Shares. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The Nasdaq Capital Market or other securities exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 8 of this prospectus and any similar section contained in the applicable prospectus supplement and in any related free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration statement, we may sell from time to time in one or more offerings up to a total aggregate offering price of $200,000,000 of Subordinate Voting Shares and/or warrants to purchase any Subordinate Voting Shares, either individually or in combination.

This prospectus provides you with a general description of the securities we may offer. Each time we sell any type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in a prospectus supplement or free writing prospectus any of the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, will include all material information relating to the applicable offering. You should carefully read both this prospectus and the applicable prospectus supplement, any related free writing prospectus, together with the information and documents incorporated by reference herein as described under the heading “Incorporation of Certain Information by Reference.”

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus, any applicable supplement to this prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any applicable supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Except as otherwise indicated or unless the context otherwise requires, references to “Corporation,” “Company,” “we,” “us,” “our” or “MindMed,” refer to Mind Medicine (MindMed) Inc. and its consolidated subsidiaries.

This prospectus may contain references to our trademarks and trade names and to trademarks and trade names belonging to other entities. Solely for convenience, trademarks and trade names referred to in this report may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks or trade names to imply a relationship with, or endorsement or sponsorship of us or our business by, any other companies.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes, and the exhibits to the registration statement of which this prospectus is a part, before making your investment decision.

Overview

MindMed is a clinical stage biopharmaceutical company developing novel products to treat brain health disorders, with a particular focus on psychiatry, addiction, pain and neurology. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative drug candidates, with and without acute perceptual effects, targeting the serotonin, dopamine and acetylcholine systems. This specifically includes pharmaceutically optimized drug products derived from the psychedelic and empathogen drug classes including LSD, R(-)-MDMA and zolunicant, or 18-MC, a congener of ibogaine.

Our lead drug candidate, MM-120, is a proprietary, pharmaceutically optimized form of lysergide, or LSD, and is being developed for the treatment of generalized anxiety disorder, or GAD. MM-120 is also being studied under various dosing regimens for the treatment of attention deficit hyperactivity disorder, or ADHD, and for the treatment of chronic pain. Phase 2 studies for MM-120 in GAD and ADHD are ongoing and a Phase 1/2 study of MM-120 in chronic pain is expected to begin in late 2022.

Our next most advanced drug candidate, MM-110, which has the non-proprietary name zolunicant, is our proprietary form of 18-methoxycoronaridine, a congener of ibogaine, which is being developed for the treatment of opioid withdrawal. MM-110 is an α3ß4 nicotinic cholinergic receptor antagonist that has been tested in preclinical models of withdrawal and substance use disorders. In those studies, MM-110 was shown to reduce signs of opioid withdrawal, and to reduce self-administration of opioids, stimulants and ethanol. We completed a Phase 1 study of MM-110 in late 2021 and plan to initiate a Phase 2a clinical trial in opioid withdrawal in 2022.

Our third drug candidate, MM-402, or R(-)-MDMA, is our proprietary form of the R-enantiomer of MDMA (3,4-methylenedioxymethamphetamine), which we are developing for the treatment of core symptoms of autism spectrum disorder. MDMA is a synthetic substance that is often referred to as an empathogen because it increases feelings of connectedness and compassion. Preclinical studies of R(-)-MDMA demonstrate its acute pro-social and empathogenic effects, while its diminished dopaminergic activity suggest that it will exhibit less stimulant activity, neurotoxicity, hyperthermia and abuse liability compared to racemic MDMA or the S(+)-enantiomer. We expect to initiate a Phase 1 study of MM-402 in 2023.

Beyond our lead drug candidates, we have a number of earlier stage research programs, primarily through external collaborations, through which we seek to expand our drug development pipeline and broaden the potential applications of our lead drug candidates. These research programs include non-clinical, pre-clinical and human clinical trials and investigator initiated trials, or IITs, of additional drug candidates and research compounds with our collaborators. Our external research programs include a broad multi-year exclusive research partnership with University Hospital Basel, or UHB, in Switzerland. Under the partnership, we have exclusive worldwide rights to data, compounds and patent rights associated with UHB’s research on LSD and other compounds, including data from preclinical studies and seven completed and four ongoing LSD trials. In addition, we have engaged in other relevant research collaborations to support our ongoing development efforts. Our research partnerships and IITs facilitate the advancement of our early-stage pipeline and the data obtained supports the identification of product candidates for additional company-sponsored drug development programs. We also have an ongoing partnership agreement with MindShift Compounds AG to develop next-generation compounds with psychedelic and empathogenic properties, and with Nextage Therapeutics Ltd. to undertake a collaborative research and development program for applications of Nextage’s unique brain-targeted liposome drug delivery system, or BTLS.

Our drug development strategy is closely complemented by a platform of digital medicine products that we are developing to facilitate adoption, use, and access to our products, if they receive regulatory approval and are marketed. In particular, we are developing multiple digital medicine products, including regulated software as a medical device, or SaMD, products as evidence-based therapeutic interventions for patients and healthcare providers to diagnose, prevent, manage or treat brain health disorders, or to facilitate the use of certain pharmaceutical products. We are also continuing to evaluate the potential to pair these SaMD products, which may include wearables and the latest in machine learning, with pharmacotherapies and psychotherapies to give healthcare providers the ability to optimize and better understand the patient journey and therapeutic outcomes from pre-care through after-care.

Our business is premised on a growing body of research supporting the use of novel psychoactive medications to treat a myriad of brain health disorders. For all product candidates, we intend to proceed through research and development, and with marketing of the product candidates that may ultimately be approved, if any, pursuant to the regulations of the FDA and other international regulatory authorities. This entails, among other things, conducting clinical trials with research scientists, using internal and external clinical drug development teams, producing and supplying drugs according to current Good Manufacturing Practices, or GMP, and conducting all trials and development in accordance with the regulations of the U.S. Food and Drug Administration, or FDA, and other international regulatory authorities.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we will remain an emerging growth company until the earliest to occur of: (1) the last day of the first fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date on which we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year of the fifth anniversary of the completion of our initial listing in the United States on April 12, 2021. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including:

•	not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

Company Information

We were incorporated under the laws of the Province of British Columbia. Our wholly owned subsidiary, Mind Medicine, Inc., or MindMed US, was incorporated in Delaware. Prior to February 27, 2020, our operations were conducted through MindMed US. Our office is located at One World Trade Center, Suite 8500, New York, New York 10007, and our telephone number at that location is (650) 208-2454. Our website address is http://mindmed.co. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into this prospectus.

THE SECURITIES WE MAY OFFER

We may offer the Subordinate Voting Shares and/or warrants to purchase Subordinate Voting Shares, either individually or in combination, up to a total aggregate offering price of $200,000,000 from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. We may also offer Subordinate Voting Shares upon the exercise of warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	aggregate principal amount or aggregate offering price;

•

the designation, number and terms of the Subordinate Voting Shares issuable upon exercise of warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms;

•	rates and times of payment of dividends, if any;

•	redemption, conversion, exchange or sinking funds terms, if any;

•

conversion or exchange prices or rates, if any, and if applicable, any provision for changes or adjustment in the conversion or exchange prices or rates in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	voting or other rights, if any; and

•	important United States and Canadian federal income tax considerations.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to investors or to or through agents, underwriters, or dealers. We, and our agents, underwriters or dealers reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents, underwriters or dealers, we will include in the applicable prospectus supplement:

•	the names of those agents, underwriters or dealers;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment or other options, if any; and

•	the net proceeds to us.

Subordinate Voting Shares

We may offer Subordinate Voting Shares. Holders of Subordinate Voting Shares are entitled to notice of and to attend at any meeting of our shareholders, except a meeting at which only holders of another particular class or series of our shares shall have the right to vote. At each such meeting, holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.

Our Subordinate Voting Shares are described in greater detail in this prospectus under “Description of Capital Stock.”

If approved at our 2022 Annual Meeting, our Subordinate Voting Shares registered under this prospectus will be re-designated as Common Shares.

Warrants

We may offer warrants for the purchase of Subordinate Voting Shares, in one or more series, from time to time. We may issue warrants independently or together with Subordinate Voting Shares and the warrants may be attached to or separate from such securities.

The warrants will be evidenced by warrant certificates and may be issued under one or more warrant agreements, which are contracts between us and a warrant agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of warrants being offered, as well as the complete warrant agreements, if applicable, and warrant certificates that contain the terms of the warrants, if applicable. If applicable, specific warrant agreements will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, as well as any subsequent filings with the SEC incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Subordinate Voting Shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus including the documents we incorporate by reference therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about us and our industry that involve substantial risks and uncertainties. All statements, other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•

the timing, progress and results of our investigational MM-120 LSD treatment, MM-110 opioid withdrawal treatment and MM-402 R(-)-MDMA treatment product candidates (together, our “lead drug candidates”), including statements regarding the timing of initiation and completion of trials or studies and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•	our reliance on the success of our investigational MM-120 LSD treatment;

•	the timing, scope or likelihood of regulatory filings and approvals and ability to obtain and maintain regulatory approvals for product candidates for any indication;

•	our expectations regarding the size of the eligible patient populations for MM-120 LSD treatment, MM-110 opioid withdrawal treatment and MM-402 R(-)-MDMA treatment, if approved for commercial use;

•	our ability to identify third-party therapy sites to conduct our trials and our ability to identify and train appropriately qualified therapists to administer our treatments;

•	our ability to implement our business model and our strategic plans for our business and our investigational MM-120 LSD treatment;

•	our ability to identify new indications for our lead drug candidates beyond our current primary focuses;

•	our ability to identify, develop or acquire digital technologies to enhance our administration of our lead drug candidates;

•	our ability to achieve profitability and then sustain such profitability;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	the pricing, coverage and reimbursement of our lead drug candidates, if approved;

•	the rate and degree of market acceptance and clinical utility of our lead drug candidates, in particular, and controlled substances, in general;

•	future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;

•	our ability to establish or maintain collaborations or strategic relationships or obtain additional funding;

•	our expectations regarding potential benefits of our investigational lead drug candidates and our therapeutic approach generally;

•	our ability to operate our business without infringing, misappropriating, or otherwise violating the intellectual property rights and proprietary technology of third parties;

•	regulatory developments in the United States, under the laws and regulations of England and Wales, and other jurisdictions;

•	the effectiveness of our internal control over financial reporting;

•	the effect of the ongoing and evolving COVID-19 pandemic, including mitigation efforts and economic effects, on any of the foregoing or other aspects of our business or operations;

•	our expectations regarding our revenue, expenses and other operating results;

•	the costs and success of our marketing efforts, and our ability to promote our brand;

•	our reliance on key personnel and our ability to identify, recruit and retain skilled personnel;

•	our ability to effectively manage our growth; and

•	our ability to compete effectively with existing competitors and new market entrants.

These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties, including risks associated with the ongoing COVID-19 pandemic. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K, as well as any subsequent filings with the SEC incorporated by reference into this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or the applicable document incorporated by reference herein, as the case may be, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

The net proceeds to MindMed from any offering of securities, the proposed use of those proceeds and the specific business objectives that we expect to accomplish with such proceeds will be set forth in the applicable prospectus supplement relating to that offering of securities.

There may be circumstances where, on the basis of results obtained or for other sound business reasons, a reallocation of funds may be necessary or prudent. Accordingly, our management will have broad discretion in the timing and application of these proceeds. The actual amount that we spend in connection with each intended use of proceeds may vary significantly from the amounts specified in the applicable prospectus supplement and will depend on a number of factors, including those referred to under “Risk Factors” and any other factors set forth in the applicable prospectus supplement. We may invest funds which we do not immediately use. Such investments may include short-term marketable investment grade securities.

DESCRIPTION OF CAPITAL STOCK

The following description sets forth certain material terms and provisions of the securities of the Company that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our securities is intended as a summary only and is qualified in its entirety by reference to our notice of articles and amended and restated articles, and any amendments thereto, or the Articles, each of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein, and to the applicable provisions of the Business Corporations Act (British Columbia), or the BCBCA.

General

As of December 31, 2021, our share capital consists of an unlimited number of Subordinate Voting Shares, no par value per share, and an unlimited number of Multiple Voting Shares, no par value per share. No Multiple Voting Shares are currently issued and outstanding.

The Subordinate Voting Shares and the Multiple Voting Shares are substantially identical with the exception of the multiple voting and conversion rights attached to the Multiple Voting Shares and the related take-over bid protections attached to the Subordinate Voting Shares as more particularly described herein.

On March 14, 2022, all of the issued and outstanding Multiple Voting Shares converted into Subordinate Voting Shares on the basis of one (1) Multiple Voting Share for one hundred (100) Subordinate Voting Shares. As of the date of this prospectus, there are no Multiple Voting Shares outstanding and we do not intend to issue any Multiple Voting Shares in the future.

During our 2022 Annual Meeting to be held on June 1, 2022, our shareholders will be voting to approve an alteration to our share structure to re-designate the class of Subordinate Voting Shares as Common Shares as well as to eliminate the Multiple Voting Shares. If approved, our Subordinate Voting Shares registered under this prospectus, and any supplement to this prospectus, will be re-designated as Common Shares.

Subordinate Voting Shares

Voting Rights

Under our Articles, the holders of Subordinate Voting Shares are entitled to receive notice of and to vote at every meeting of the shareholders of the Company and shall have one vote for each share held at any meeting of the shareholders.

Dividends

Subject to the prior rights of holders of our Multiple Voting Shares, if applicable, the holders of Subordinate Voting Shares are entitled to receive dividends as and when declared by our board of directors. We have never declared or paid cash dividends on our share capital, and we do not currently intend to pay any cash dividends on our share capital in the foreseeable future. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business. Any future determination related to dividend policy will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. In addition, our ability to pay cash dividends on our share capital in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

Liquidation

Subject to the prior payment to holders of our Multiple Voting Shares, if any, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of Subordinate Voting Shares are entitled to share pro rata in the distribution of the balance of our assets.

Rights and Preferences

The holders of Subordinate Voting Shares have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to our Subordinate Voting Shares. There is no provision in our articles requiring the holders of Subordinate Voting Shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of Subordinate Voting Shares may be subject to, and adversely affected by, the rights of the holders of any series of Multiple Voting Shares that we may designate in the future.

Multiple Voting Shares

We do not have any Multiple Voting Shares outstanding. Subject to shareholder approval at our 2022 Annual Meeting, we expect to amend our share structure to eliminate the Multiple Voting Shares. Under our notice of articles and Articles, we are authorized to issue, without shareholder approval, an unlimited number of Multiple Voting Shares, issuable in one or more series, and, subject to the provisions of the BCBCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as our board of directors may determine, and such rights and privileges, including dividend and voting rights, may be superior to those of the Subordinate Voting Shares.

Voting Rights

Holders of Multiple Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Multiple Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted, which for greater certainty, shall initially equal one hundred (100) votes per Multiple Voting Share.

Alteration to Rights of Multiple Voting Shares

As long as any Multiple Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Multiple Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights contained in this paragraph, each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held.

Dividends

The holder of Multiple Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio, as defined below) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares.

Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis) and Subordinate Voting Shares.

Rights to Subscribe; Pre-Emptive Rights

The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

Right to Convert

Each Multiple Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares, into fully paid and nonassessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Multiple Voting Shares shall be 100 Subordinate Voting Shares for each Multiple Voting Share, subject to any applicable adjustments.

Transfer Agent and Registrar

Our transfer agent and registrar for our Subordinate Voting Shares is Computershare Investor Services Inc., with an address of 510 Burrard Street, 3rd Floor, Vancouver, British Columbia V6C 3B9.

Listing

Our Subordinate Voting Shares are listed on The Nasdaq Capital Market under the trading symbol “MNMD” and on the NEO Exchange Inc. under the trading symbol “MMED”.

Advance Notice Procedures and Shareholder Proposals

Under the BCBCA, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting.

In addition, our Articles require that shareholders provide us with advance notice of their intention to nominate any persons, other than those nominated by management, for election to our board of directors at a meeting of shareholders.

These provisions could have the effect of delaying the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.

DESCRIPTION OF WARRANTS

The Company may issue warrants to purchase Subordinate Voting Shares. Such warrants may be issued independently or together with Subordinate Voting Shares and may be attached or separate from such Subordinate Voting Shares. The warrants may be issued under one or more warrant agreements to be entered into between the Company and a warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered. The description in an accompanying prospectus supplement of any warrants the Company offers will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if the Company offers warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including, to the extent applicable:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase Subordinate Voting Shares, the number of shares of Subordinate Voting Shares, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of material or special United States or Canadian federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the Province of British Columbia.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, “at the market offerings,” negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters or agents, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment or other options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment or other option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than Subordinate Voting Shares, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers on The Nasdaq Capital Market may engage in passive market making transactions in the Subordinate Voting Shares on The Nasdaq Capital Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the Subordinate Voting Shares. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus, and any supplement thereto, is being delivered and certain legal matters with respect to Canadian law will be passed upon by Osler, Hoskin & Harcourt LLP, Vancouver, Canada. Certain matters in respect of U.S. securities laws may be opined upon by Cooley LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Mind Medicine (MindMed) Inc. appearing in Mind Medicine (MindMed) Inc. Annual Report (Form 10-K) as of December 31, 2021 and 2020, and for the three years ended December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT ACCOUNTANTS

On March 28, 2022, our board of directors determined not to reappoint the Company’s principal accountant, Ernst & Young LLP (EY), for the fiscal year ending December 31, 2022. The principal accountant’s report of EY on the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

As at December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 through March 28, 2022, there were no disagreements with EY, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to EY’s satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with any reports it would have issued. As at December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 through March 28, 2022, except as set forth below, there were no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K. In connection with the preparation of our consolidated financial statements as of and for the fiscal year ended December 31, 2021, EY identified an instance of a material weakness in our internal controls over financial reporting in connection with the Company’s accounting for contracts. This reportable event was discussed among the Audit Committee and EY. EY has been authorized by the Company to respond fully to the inquiries of KPMG LLP, or KPMG, the successor independent registered public accounting firm to the Company, concerning this reportable event.

EY addressed a letter to the SEC stating that it concurs with the statements made by the Company with respect to EY. A copy of such letter was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 28, 2022.

On March 28, 2022, our board of directors approved the engagement of KPMG, as the Company’s independent registered public accounting firm for the year ending December 31, 2022. The Company’s engagement of KPMG is subject to the approval of the Company’s shareholders at our 2022 Annual Meeting.

In connection with the Company’s appointment of KPMG as the Company’s independent registered public accounting firm, the Company has not consulted with KPMG on (i) the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

We maintain a website at http://mindmed.co. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information and documents listed below that we have filed with the SEC (Commission File No. 001-40360):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 28, 2022, or the 2021 Form 10-K;

•

our Current Reports on Form 8-K, filed with the SEC on January 7, 2022, January  25, 2022, February  23, 2022, March  25, 2022 and March 28, 2022 to the extent the information in such reports is filed and not furnished; and

•

the description of our share capital set forth in our registration statement on Form 8-A, filed with the SEC on April  22, 2021, or reports filed for the purposes of updating this description, including Exhibit 4.1 of the 2021 Form 10-K.

We also incorporate by reference any future filings (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Mind Medicine (MindMed) Inc., Attention: Corporate Secretary, One World Trade Center, Suite 8500, New York, New York 10007. Our phone number is (650) 208-2454. You may also view the documents that we file with the SEC and incorporate by reference in this prospectus on our corporate website at http://mindmed.co. The information on our website is not incorporated by reference and is not a part of this prospectus.

16,666,667 Common Shares

PROSPECTUS SUPPLEMENT

Joint Bookrunning Managers

Leerink Partners

Cantor

Lead Manager

RBC Capital Markets

March 7, 2024